As filed with the Securities and Exchange Commission on January 27, 2022

Registration No. 333-261063

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Puyi Inc.
(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant's name into English)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

42F, Pearl River Tower
No. 15 Zhujiang West Road, Zhujiang New Town, Tianhe
Guangzhou, Guangdong Province
People’s Republic of China
+86-020-28381666
(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1 212-947-7200
(Name, address, and telephone number of agent for service)

Copies to:

Meng Ding, Esq.
Sidley Austin LLP
c/o 39th Floor, Two Int’l Finance Centre
Central, Hong Kong
+852 2509 7858

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)(4)	Proposed maximum offering price per share(1)(4)	Proposed maximum aggregate offering price		Amount of registration fee

Ordinary shares, par value US$0.001 per share(3)
Preferred shares
Warrants
Debt securities (which may be senior or subordinated, convertible or non-convertible, secured or unsecured)
Subscription rights
Units
Total			US$	200,000,000	US$	18,540

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3.

(2)	There are being registered hereunder such indeterminate number of securities of each identified class as may from time to time be offered hereunder at indeterminate prices, in U.S. dollars or the equivalent thereof denominated in foreign currencies, or upon conversion, exchange or exercise of securities registered hereunder to the extent such securities are, by their terms, exercisable for ordinary shares. The maximum aggregate initial offering price of all securities covered by this registration statement will not exceed $200,000,000. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional ordinary shares that may be offered or issued in connection with any share split, share dividend or similar transactions.

(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-229521) filed with the Securities and Exchange Commission. Each ADS represents 1.5 ordinary shares.

(4)	Omitted pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 27, 2022

PROSPECTUS

Puyi Inc.

US$200,000,000

Ordinary Shares

Preferred Shares

Warrants

Debt Securities

Subscription Rights

Units

We may offer and sell securities of Puyi Inc. from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. We refer to our ADSs, ordinary shares, preferred shares, warrants, debt securities, subscription rights, and the units comprised of, or other combinations of, the foregoing securities as “securities” in this prospectus.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

We may sell the securities registered hereunder to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, or any over-allotment options held by them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ADSs, each representing 1.5 ordinary shares, are listed on the NASDAQ Global Market, or NASDAQ, under the ticker symbol “PUYI.” Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities registered hereunder in a public primary offering with a value exceeding more than one-third of the aggregate market value of our voting and non-voting common equity held by non-affiliates in any 12-month period so long as the aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates remains below $75,000,000. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 17 of this prospectus and in the documents incorporated by reference in this prospectus.

Puyi Inc. is not an operating company but a Cayman Islands holding company with operations primarily conducted by its subsidiaries and through contractual arrangements with its variable interest entity and its subsidiaries based in China. We operate a significant part of our wealth and asset management services businesses in China through Chengdu Puyi Bohui Information Technology Co., Ltd., or Puyi Bohui, the VIE, and its subsidiaries, which we collectively refer to as the VIEs in this prospectus, and rely on contractual arrangements among our WFOE, the VIE and its nominee shareholders to effectively control the business operations of the VIEs. Due to PRC legal restrictions on foreign investment in wealth and asset management businesses when our group was established, which restrictions were removed from the Special Administrative Measures (Negative List) for Foreign Investment Access (2020 Edition), we do not have any direct equity ownership in our PRC operating entities (i.e. the VIE and its subsidiaries), instead we have the power to direct the most significant activities of the VIEs, the obligation to absorb potentially significant losses of the VIEs, and the right to receive the potentially significant economic benefits of the VIEs’ business operations through certain contractual arrangements. Investors in our ADSs thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. As used in this prospectus, “we,” “us,” “our company,” “our group,” “our,” or “Puyi” refers to Puyi Inc. and its subsidiaries, and when describing our operations and consolidated financial information, also includes the VIE and its subsidiaries in China.

We, our PRC subsidiaries and VIEs face various legal and operational risks and uncertainties related to being based in and having the majority of our operations in China. The PRC government has significant authority to regulate, or exert influence on the ability of a company based in China, such as ours, to conduct its business, accept foreign investments or list on the U.S. or other foreign exchanges. We, our PRC subsidiaries and VIEs face potential risks associated with regulatory approvals of offshore offerings, the use of our variable interest entity, oversight on cybersecurity and data privacy. For example, recent regulatory actions undertaken by the PRC government, including the recent enactment of China’s new Data Security Law, as well as the Measures for Cybersecurity Review (Revised Draft for Comments), Personal Information Protection Law and any other future laws and regulations may require us to incur significant expenses and could materially affect our ability to conduct our business, accept foreign investments or list on the U.S. or other foreign exchanges. On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Management Rules Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments). In the event that the above proposed provisions and rules will be enacted, the relevant filing procedures of the CSRC and other governmental authorities may be required in connection with this offering, and, if so required, we cannot predict whether we will be able to complete such filling procedures for this offering in a timely manner or at all. These risks could result in a material adverse change in our operations and the value of our ADSs, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For a detailed description of risks related to doing business in China, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China” in our annual report on Form 20-F which contains its audited financial statements for the fiscal year ended June 30, 2021 (“2021 Annual Report”), which is incorporated by reference, and “Risk Factors—Risks Related to Doing Business in China” in this prospectus.

Our corporate structure is subject to risks associated with our contractual arrangements with the VIE. The company that investors will own may never have a direct equity ownership interest in the businesses that are conducted by the VIEs. The PRC government could disallow our VIE structure, which would likely result in a material change in our operations and/or value of our securities, including that it could cause the value of such securities to significantly decline or become worthless. If the PRC government deems that our contractual arrangements in relation to our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. This would result in the VIEs being deconsolidated. The majority of our assets, including the necessary licenses to conduct business in China, are held by the VIEs. A significant part of our revenues are generated by the VIEs. An event that results in the deconsolidation of the VIEs would have a material effect on our operations and result in the value of the securities diminish substantially or even become worthless. Our holding companies, our PRC subsidiaries and the VIEs, and investors of Puyi Inc. face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIE and, consequently, significantly affect the financial performance of the VIEs and our company as a whole. Our ADSs may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of the VIE that conducts a significant part of our operations. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our 2021 Annual Report, which is incorporated by reference, and “Risk Factors—Risks Related to Our Corporate Structure” in this prospectus.

The typical structure of cash flows through our organization is as follows: (i) our WFOE, Puyi Enterprises Management Consulting Co., Ltd., receives funds from Puyi Inc. through either capital contributions or loans; (ii) our WFOE makes loans to the VIE, Chengdu Puyi Bohui Information Technology Co., Ltd.; (iii) the VIE receives funds generated from sales of products and/or services to third party customers as well as to Puyi Inc; and (iv) the VIE pays service fees to our WFOE pursuant to the exclusive technical and consulting services agreement, and our WFOE transfers funds to Puyi Holdings (Hong Kong) Limited, which in turn transfers funds to Puyi Group Limited, and finally to Puyi Inc, all through distributions, dividends or repayment of shareholder loans. As of the date of this prospectus, none of our Mainland China and Hong Kong subsidiaries and the VIEs has declared or paid any dividends or made any distributions to their respective holding companies, including Puyi Inc., nor does any of them have intention to do so. As of the date of this prospectus, Puyi Inc. has not declared any dividend and does not have a plan to declare a dividend to its shareholders. For details regarding the payments between us and the VIE, see “Our Company—Holding Company Structure and Contractual Arrangements with the VIE” in this prospectus.

The Holding Foreign Companies Accountable Act (“HFCA Act”) would subject us to a number of prohibitions, restrictions and potential delisting if either we or our auditor was designated as a “Commission-Identified Issuer” or an auditor listed on an HFCA Act Determination List, respectively, each as described further herein. As of the date hereof, our auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCA Act Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect. See “Effect of Holding Foreign Companies Accountable Act” for more information on the HFCA Act and these designations.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or SEC, utilizing a shelf registration process permitted under the Securities Act of 1933, or the Securities Act. By using a shelf registration statement, we may sell any of our securities from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we may provide a supplement to this prospectus that contains specific information about the securities being offered and the terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. Neither we nor any underwriters, dealers or agents have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriters, dealers or agents take responsibility for, or provide assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither we nor any underwriters, dealers or agents have taken any action that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

You should assume that the information appearing in this prospectus or the applicable supplement to this prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in any of our securities, you should carefully read this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision. We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

●	“ADS(s)” refers to our American depositary share(s), each ADS representing 1.5 ordinary shares, and “ADR(s)” refers to the American depositary receipts evidencing our ADS(s);

●	“affluent population” refers to individuals in China with investable assets of between RMB600,000 and RMB6 million;

●	“assets under management” or “AUM” refers to the net asset value of funds we manage under our asset management services, for which we are entitled to management fees and performance-based carried interest;

●	“EIT” refers to PRC enterprise income tax;

●	“emerging middle class population” refers to individuals in China with investable assets of between RMB30,000 and RMB600,000;

●	“FASB” refers to the Financial Accounting Standards Board;

●	“FoF(s)” refers to fund(s) of funds;

●	“MOFCOM” refers to the Ministry of Commerce of the PRC;

●	“NASDAQ” refers to the NASDAQ Global Market;

●	“NPL(s)” refers to non-performing loan(s);

●	“ordinary shares” or “shares” refers to our ordinary shares, par value US$0.001 per share;

●	“PBOC” refers to the People’s Bank of China;

●	“PCAOB” refers to the Public Company Accounting Oversight Board;

●	“PIPE” refers to private investment in public equity;

●	“Puyi Bohui” refers to Chengdu Puyi Bohui Information Technology Co., Ltd. (成都普益博汇信息技术有限公司);

●	“Puyi Consulting” or “WFOE” refers to Puyi Enterprises Management Consulting Co., Ltd. (普益企业管理咨询有限公司), which was incorporated as a wholly foreign-owned enterprise in Chengdu, Sichuan, PRC in August 2018;

●	“Puyi Dake” refers to Puyi Dake Information Technology Co., Ltd. (普益达科信息技术有限公司), a wholly-owned subsidiary of our WFOE;

●	“PRC” or “China” refers to the People’s Republic of China, excluding, for purposes of this prospectus, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region;

●	“QDII” refers to Qualified Domestic Institutional Investor;

●	“RMB” or “Renminbi” refers to the legal currency of China;

●	“SAFE” refers to the State Administration of Foreign Exchange;

●	“SEC” refers to the U.S. Securities and Exchange Commission;

●	“TMT” refers to the telecommunications, media and technology;

●	“transaction value” refers to the aggregate value of the wealth management products we distribute through our wealth management business during a given period;

●	“US$,” “$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States;

●	“VIE” refers to our variable interest entity, which is Puyi Bohui, and “VIEs” refer to Puyi Bohui and its subsidiaries; and

●	“we,” “us,” “our company,” “Company,” “our,” “our group,” or “Puyi” refers to Puyi Inc., a Cayman Islands holding company and its subsidiaries and, when describing our operations and consolidated financial information, also including the VIE and its subsidiaries in China.

Discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We present our financial results in RMB. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at the rate of RMB6.4566 to US$1.00, the exchange rate as set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System in effect as of June 30, 2021.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” information we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the document listed below:

●	our annual report on Form 20-F for the fiscal year ended June 30, 2021 filed with the SEC on September 27, 2021, or the 2021 Annual Report;

●	the description of our ordinary shares contained in the registration statement on Form 8-A, dated February 14, 2019, File No. 001-38813, and any other amendment or report filed for the purpose of updating such description; and

●	all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with the SEC on or after the date of this prospectus and until the termination or completion of the offering of the securities under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated by reference in this prospectus, except for exhibits to such documents unless the exhibits are specifically incorporated by reference into the documents. You should direct your requests to our principal executive office located at 42F, Pearl River Tower, No. 15 Zhujiang West Road, Zhujiang New Town, Tianhe, Guangzhou, Guangdong Province, 510620, the People’s Republic of China. Our telephone number at this address is +86-020-2838-1666.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in a subsequently filed document incorporated by reference herein, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. In some cases, you can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “forecast,” “intend,” “plan,” “predict,” “propose,” “potential,” “continue,” “believe,” “estimate,” “is/are likely to,” or the negative of these terms, and other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the industries in which we operate;

●	our expectations regarding demand for and market acceptance of the products and services we distribute, manage or offer;

●	our expectations regarding keeping and strengthening our relationships with product providers;

●	relevant government policies and regulations relating to the industries in which we operate;

●	our ability to attract and retain qualified employees;

●	our ability to stay abreast of market trends and technological advances;

●	our plans to invest in research and development to enhance our product choices and service offerings;

●	competition in the industries in which we operate;

●	general economic and business conditions in China and internationally;

●	other conditions affecting our business, including the international trade tension and the COVID-19 pandemic;

●	our ability to obtain certain licenses and permits necessary to operate and expand our businesses; and

●	our ability to effectively protect our intellectual property rights and not infringe on the intellectual property rights of others.

We do not guarantee that the transactions and events described in this prospectus will happen as described or at all. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

We would like to caution you not to place undue reliance on the forward-looking statements we make, and you should read these statements in conjunction with the risk factors set forth under the heading “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities. These risk factors are not exhaustive. We operate in an emerging and evolving environment. New risk factors emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable law. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

OUR COMPANY

Overview

We are a leading third-party wealth management service provider in China with a focus on the affluent and emerging middle class population. Historically, a majority of the affluent and emerging middle class population in China relied on wealth management products issued and distributed by commercial banks and their wealth management subsidiaries. In April 2018, China’s banking and securities regulators jointly released the Guidelines on Standardizing Asset Management Businesses of Financial Institutions, or the 2018 Guidelines, aiming at reining in the banks’ supply of off-balance sheet wealth management products and breaking the traditions of implicit guarantee of returns on wealth management products. As a result, the number of new products issued by banks have been declining significantly and the affluent and emerging middle class population in China has been turning to third-party wealth management service providers for investment advisory services relating to standardized fund products.

We primarily provide wealth management services and asset management services. We focus on family financial asset allocation services and offer a suite of wealth and asset management products for our clients to meet their diversified investment objectives. We distribute wealth management products both (i) online through our in-house developed one-stop smart management app “Puyi Fund” (普益基金), which provides up-to-date product-related information to our clients and allows them to execute transactions and monitor their investments portfolios and (ii) offline through our nationwide branch network in approximately 24 provinces or municipalities. Our wealth management products mainly include publicly raised fund products and privately raised securities investment fund products. Since 2019, we have been strategically devoting more resources to publicly raised fund products, including developing and distributing portfolios of publicly raised fund products on a dollar-cost averaging basis. As a result, the transaction value and net revenues generated from the publicly raised fund products we distributed significantly increased during the year ended June 30, 2021. We believe publicly raised fund products, in particular product portfolios, will continue to be a key product growth driver for us. For the years ended June 30, 2020 and 2021, the aggregated transaction value of the wealth management products we distributed totaled RMB8.5 billion and RMB18.1 billion (US$2.8 billion), respectively. We also managed four series of FoFs consisting of 12 FoFs products as of June 30, 2021. The AUM of the FoFs under our asset management services has experienced rapid growth, reaching RMB1.1 billion (US$0.2 billion) as of June 30, 2021 from RMB849.0 million as of June 30, 2020. We expect these funds to deliver increasing returns in the long term. In addition, starting from January 2021, we have been collaborating with an insurance agency to provide marketing service of such agency’s insurance products. We also provide other consulting services to our clients, such as consultation of trust services.

To further scale our business and expand our footprints, we have innovated our sales and marketing strategy by initiating the seed clients and financial advisors programs. Seed clients channel is an innovative social e-commerce-based approach, pursuant to which we identify, foster and collaborate with seed clients (existing clients who believe in our service capabilities) to actively market our products or services on social media platforms to their families, friends and acquaintances in return for a commission. As of June 30, 2021, we had approximately 38,000 seed clients in approximately 217 cities across China. In December 2020, we started to build our in-house team of financial advisors by selecting and engaging with those practitioners with extensive industry resources and wealth management capabilities. Through our in-house financial advisors, we solicit prospective clients and provide professional and specialized services to clients. We provide regular training sessions to these newly recruited in-house financial advisors to equip them with sound wealth management knowledge and professional conduct so that they can satisfy our clients’ needs for family financial asset allocation services. Our seed clients and in-house financial advisors are supported by approximately 300 in-house investment advisors, who are responsible for providing systematic and continuous professional training on product profiles as well as investment and asset management knowledge.

We have been constantly focusing on the construction and upgrade of our operation systems and technology platform infrastructure to maintain competitiveness in the industry. We have initiated a series of upgrades of information technology infrastructure, including (i) the setup of big data analysis platform and smart operations platform to equip ourselves with multi-dimensional operating tools, such as automatic grouping of multi-level clients, attachment of different tags to different clients, big data collection and storage from multi-platforms, as well as visualized data charts; (ii) the continual optimization of the core transaction system of publicly raised fund products which enables online transactions by clients and simplifies repeat purchases and investments, with a view to increasing the transaction efficiency and clients’ level of satisfaction; (iii) the launch of a new, comprehensive, full-cycle online transaction system for privately raised fund products, which simplifies the sales process of privately raised fund products and increases the transaction efficiency of privately raised fund products; and (iv) the upgrade of the “i Financial Planner” (i理财师) app to be embedded with professional solution models for family financial asset allocation, with which our financial advisors and seed clients are capable of providing scientific and customized family financial asset allocation services.

Driven by our market leadership, innovative sales and marketing strategies, as well as enhanced and efficient operation systems and information technology infrastructure, we achieved sustainable and rapid growth. Our net revenues increased by 47.7% from RMB129.5 million for the year ended June 30, 2020 to RMB191.2 million (US$29.6 million) for the year ended June 30, 2021.

Financial Information Related to the VIEs and Parent

The following tables present the condensed consolidating schedules depicting the financial position, results of operations and cash flows for the parent, the consolidated VIEs, the WFOEs and an aggregation of other entities, eliminating intercompany amounts and consolidated totals (in thousands of RMB) as of and for the years ended June 30, 2019, 2020 and 2021.

In these tables, “Parent” refers to Puyi Inc., the Nasdaq listed company which is a Cayman exempted company. “VIEs” refers to Puyi Bohui and its subsidiaries. “WFOEs” refers to Puyi’s wholly-owned Chinese subsidiaries, Puyi Consulting and Puyi Dake. “Other subsidiaries” refers to Puyi Group, which is a BVI company, and Puyi HK, which is a Hong Kong company and a 100% subsidiary owned by Puyi Group.

	As of/ For the year ended June 30, 2021
	Parent	VIEs	WFOEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
Condensed Consolidating Schedule of Financial Position
Cash and cash equivalents	12,770	126,653	120,422	748	-	260,593
Restricted cash	-	72,189	-	-	-	72,189
Inter-group balance due from VIEs and subsidiaries	-	44,400	40,150	-	(84,550)	-
Investments in subsidiaries	307,741	-	-	-	(307,741)	-
Other assets	-	86,310	48,811	-	-	135,121
Total assets	320,511	329,552	209,383	748	(392,291)	467,903
Inter-group balance due to VIEs and subsidiaries	-	40,129	44,400	21	(84,550)	-
Other liabilities	210	129,836	17,556	61	(61)	147,602
Total liabilities	210	169,965	61,956	82	(84,611)	147,602
Total equity	320,301	159,587	147,427	666	(307,680)	320,301
Less: Non-controlling interests	-	-	-	-	-	-
Total Puyi Inc.’s equity	320,301	159,587	147,427	666	(307,680)	320,301

Condensed Consolidating Schedule of Results of Operations
Revenues	-	193,013	37,954	-	(39,767)	191,200
Cost of revenues	-	(69,985)	(13,825)	-	39,767	(44,043)
Operating expenses	(1,369)	(184,600)	(35,726)	(108)	1,464	(220,339)
Income from operations	(1,369)	(61,572)	(11,597)	(108)	1,464	(73,182)
Other income, net	68	7,828	11,076	-	(1,464)	17,508
Share of loss from subsidiaries	(45,067)	-	-	-	45,067	-
Income (loss) before income taxes	(46,368)	(53,744)	(521)	(108)	45,067	(55,674)
Income tax (expense) benefit	(2)	12,017	(2,407)	-	-	9,608
Net income (loss)	(46,370)	(41,727)	(2,928)	(108)	45,067	(46,066)
Less: net income (loss) attributable to non-controlling interests	-	304	-	-	-	304
Net income (loss) attributable to Puyi Inc.’s shareholders	(46,370)	(42,031)	(2,928)	(108)	45,067	(46,370)

Condensed Consolidating Schedule of Cash Flows
Net cash provided by (used in) operating activities	(1,239)	11,169	(12,708)	(47)	-	(2,825)
Net cash provided by (used in) investing activities	-	54,489	(6,499)	-	-	47,990
Net cash provided by (used in) financing activities	-	-	-	-	-	-
Net increase (decrease) in cash and cash equivalents, and restricted cash	(1,239)	65,658	(19,207)	(47)	-	45,165
Cash and cash equivalents, and restricted cash at the beginning of year	15,286	133,184	139,629	795	-	288,894
Effect of exchange rate changes on cash and cash equivalents	(1,277)	-	-	-	-	(1,277)
Cash and cash equivalents, and restricted cash at the end of year	12,770	198,842	120,422	748	-	332,782

	As of/ For the year ended June 30, 2020
	Parent	VIEs	WFOEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
Condensed Consolidating Schedule of Financial Position
Cash and cash equivalents	15,286	130,214	139,629	795	-	285,924
Restricted cash	-	2,970	-	-	-	2,970
Inter-group balance due from VIEs and subsidiaries	-	3,510	21	-	(3,531)	-
Investments in subsidiaries	352,755	-	-	-	(352,755)	-
Other assets	-	126,005	17,812	-	-	143,817
Total assets	368,041	262,699	157,462	795	(356,286)	432,711
Inter-group balance due to VIEs and subsidiaries	-	-	3,510	21	(3,531)	-
Other liabilities	85	58,557	3,588	-	-	62,230
Total liabilities	85	58,557	7,098	21	(3,531)	62,230
Total equity	367,956	204,142	150,364	774	(352,755)	370,481
Less: Non-controlling interests	-	2,525	-	-	-	2,525
Total Puyi Inc.’s equity	367,956	201,617	150,364	774	(352,755)	367,956

Condensed Consolidating Schedule of Results of Operations
Revenues	-	179,256	12,970	-	(62,743)	129,483
Cost of revenues	-	(35,705)	(58,797)	-	62,743	(31,759)
Operating expenses	(1,286)	(137,820)	(13,828)	1,686	-	(151,248)
Income from operations	(1,286)	5,731	(59,655)	1,686	-	(53,524)
Other income, net	188	13,026	3,703	662	-	17,579
Share of loss from subsidiaries	(31,805)	-	-	-	31,805	-
Income (loss) before income taxes	(32,903)	18,757	(55,952)	2,348	31,805	(35,945)
Income tax (expense) benefit	-	(5,990)	8,384	-	-	2,394
Net income (loss)	(32,903)	12,767	(47,568)	2,348	31,805	(33,551)
Less: net income (loss) attributable to non-controlling interests	-	(648)	-	-	-	(648)
Net income (loss) attributable to Puyi Inc.’s shareholders	(32,903)	13,415	(47,568)	2,348	31,805	(32,903)

Condensed Consolidating Schedule of Cash Flows
Net cash provided by (used in) operating activities	(1,206)	(32,961)	(56,929)	2,347	-	(88,749)
Net cash provided by (used in) investing activities	-	(53,534)	453	(56,694)	56,694	(53,081)
Net cash provided by (used in) financing activities	-	-	56,694	-	(56,694)	-
Net increase (decrease) in cash and cash equivalents, and restricted cash	(1,206)	(86,495)	218	(54,347)	-	(141,830)
Cash and cash equivalents, and restricted cash at the beginning of year	16,036	219,679	139,411	55,142	-	430,268
Effect of exchange rate changes on cash and cash equivalents	456	-	-	-	-	456
Cash and cash equivalents, and restricted cash at the end of year	15,286	133,184	139,629	795	-	288,894

	For the year ended June 30, 2019
	Parent	VIEs	WFOEs	Other subsidiaries	Eliminating adjustments	Consolidated totals
Condensed Consolidating Schedule of Results of Operations
Revenues	-	153,672	54,621	-	(5,062)	203,231
Cost of revenues	-	(32,043)	(4,111)	-	5,062	(31,092)
Operating expenses	129	(114,460)	(3,449)	1,721	-	(116,059)
Income from operations	129	7,169	47,061	1,721	-	56,080
Other income, net	361	4,530	304	144	-	5,339
Share of income from subsidiaries	53,220	-	-	-	(53,220)	-
Income before income taxes	53,710	11,699	47,365	1,865	(53,220)	61,419
Income tax expense	(179)	(2,111)	(7,106)	-	-	(9,396)
Net income	53,531	9,588	40,259	1,865	(53,220)	52,023
Less: net income (loss) attributable to non-controlling interests	-	(1,508)	-	-	-	(1,508)
Net income attributable to Puyi Inc.’s shareholders	53,531	11,096	40,259	1,865	(53,220)	53,531

Condensed Consolidating Schedule of Cash Flows
Net cash provided by operating activities	505	58,601	38,791	143	-	98,040
Net cash provided by (used in) investing activities	(154,181)	63,517	(977)	(100,923)	255,103	62,539
Net cash provided by (used in) financing activities	169,701	(14,439)	100,922	154,181	(255,103)	155,262
Net increase in cash and cash equivalents, and restricted cash	16,025	107,679	138,736	53,401	-	315,841
Cash and cash equivalents, and restricted cash at the beginning of year	-	112,000	-	-	-	112,000
Effect of exchange rate changes on cash and cash equivalents	11	-	675	1,741	-	2,427
Cash and cash equivalents, and restricted cash at the end of year	16,036	219,679	139,411	55,142	-	430,268

Recent Regulatory Developments

As the PRC government continues to focus on the supervision of cyber security, data security and protection of personal information, we could be subject to evolving laws and regulations in these regards that could affect how we collect, store, process and use data. On July 10, 2021, the Cyberspace Administration of China (the “CAC”), published the Measures for Cybersecurity Review (Revised Draft for Comments), which would replace the current Measures for Cybersecurity Review after becoming effective. The measures, among others, stipulate that if an operator possesses personal information of over one million users and intends to be listed in a foreign country, it must be subject to the cybersecurity review by the CAC. The cybersecurity review, among others, will evaluate the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to the cybersecurity review if the CAC concerns or they potentially pose risks to national security. The draft measures remain unclear on whether the relevant requirements will be applicable to further equity or debt offerings by companies that have completed their initial public offerings in the United States. In addition, the CAC released the Measures for the Security Assessment of Cross-Border Data (Revised Draft for Comments) on October 29, 2021, which specifies the government security review procedure for the transfer of a wide range of data out of the territory of China. The draft measures for the first time clarify the threshold for being treated as a massive personal information processor to be—(i) a personal information processor holding over one million users which transfers personal information out of the territory of China, or (ii) a personal information processor which transfers accumulatively personal information of more than 100,000 users out of the territory of China or accumulatively sensitive personal information of more than 10,000 users. Massive personal information processors would be required to apply for CAC’s security review of cross-border data transfer with the provincial cyberspace administration. Before personal information processors can transfer data out of the territory of China, they are required to conduct an internal risk assessment, regardless of whether they are subject to the CAC security review. On November 14, 2021, the CAC released the Regulations on Cyber Data Security Management (Draft for Comments), or the draft regulations, which shall apply to the processing of personal and organizational data out of the territory of China, under the following circumstances: (i) for the purpose of providing products or services in the PRC; (ii) conducting analysis and evaluation of domestic individuals and organizations; (iii) processing of important domestic data; or (iv) other circumstances provided by laws and administrative regulations. The draft regulations classify data into three categories–general data, important data and core data. Data processors that transfer data collected and generated in the PRC outside of the territory of China are required to prepare a data security assessment report to the local cyberspace administration if (i) the data to be transmitted outside of the territory of China include important data, (ii) critical information technology infrastructure operators and data processors holding over one million users that transfer data outside the territory of China, or (iii) other circumstances that the CAC deems necessary. Meanwhile, a data processor that transfers personal information and important data out of the territory of China shall report to the local cyberspace administration of the followings in the past calendar year: (i) the identities and contact information of all data receivers, (ii) the types, quantities and purposes of the transmitted data, (iii) the locations and periods of storage as well as the scope and method of use of the transmitted data, (iv) user complaints and the corresponding treatments related to the transmitted data, (v) violation of data security and the corresponding treatments related to the transmitted data, (vi) the re-transmission of the transmitted data, and (vii) other circumstances that the CAC deems necessary. A maximum of RMB10 million can be imposed on data processor that is in violation of the draft regulations. It is uncertain whether and when the draft regulations will be adopted, and whether the final version will contain the same provisions as the draft regulations. As advised by our PRC legal counsel, these measures were released for public comment only, and their provisions and anticipated adoption or effective dates may be subject to change and thus their interpretations and implementations remain substantially uncertain. We cannot predict the impact of the draft measures, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard. See “Risk Factors—Risks Related to Our Business and Industry—Our business is subject to complex and evolving Chinese laws and regulations regarding data privacy and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretations, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or declines in user growth or engagement, or otherwise harm our business.” As of the date of this prospectus, we have not been involved in any investigation on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanction in such respect.

We are also subject to legal and operational risks associated with being based in and having the majority of the company’s operations in China. These risks may result in a material change in our operations, or a complete hindrance of our ability to offer or continue to offer our securities to investors, and could cause the value of such securities to significantly decline or become worthless. Recent statements by the PRC government indicate an intention to exert more supervision and control over overseas offerings and/or foreign investments in China-based overseas-listed companies. On July 6, 2021, the relevant PRC governmental authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. See “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.” As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanction regarding offshore offerings from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities.

Permission Required from the PRC Authorities for Our Operation and This Offering

The Measures for the Supervision and Administration of Distributors of Publicly Offered Securities Investment Funds, promulgated by the CSRC on August 28, 2020 and effective on October 1, 2020 (the “Distributor Measures”), requires a license for the distribution of standardized products, including publicly raised fund products and privately raised securities investment fund products. Fanhua Puyi Fund Distribution Co., Ltd. (“Fanhua Puyi”), a subsidiary of Puyi Bohui, has obtained a fund distribution license from the CSRC. Fanhua Puyi has also registered with the Asset Management Association of China (the “AMAC”), which registration is subject to renewal every other year in accordance with relevant laws and regulations. On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) and the Management Rules Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments). In the event that the above proposed provisions and rules will be enacted, the filing procedures of the CSRC or other governmental authorities may be required in connection with this offering, and, if so required, we cannot predict whether we will be able to complete such filling procedures in a timely manner or at all. It is uncertain whether and when the above proposed provisions and rules will be adopted, and whether the final version will contain the same content as the above proposed one. Apart from the fund distribution license and the AMAC registration obtained and held by Fanhua Puyi, and the approval of the CSRC or other PRC government authorities that may be required in connection with our offshore offerings under the PRC law, we, our PRC subsidiaries and the VIEs are not required to obtain other permissions from Chinese authorities to operate our businesses and offer securities to foreign investors. As of the date hereof, we have not been denied application for any required permits or licenses. However, it is uncertain when and whether any new rules or regulations or PRC regulators’ different interpretations of the existing rules and regulations than ours may impose additional requirements on us, which will require us to obtain the relevant permissions regarding offshore offerings from the CSRC or any other PRC governmental authorities. Even if such permissions are obtained, they could be suspended or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of our securities to significantly decline or be worthless. Any failure to obtain or a delay in obtaining the requisite governmental permissions for offshore offering, or a rescission of any such permissions, may subject us to sanctions imposed by the relevant PRC regulatory authority, including fines and penalties on us, our PRC subsidiaries’ and the VIEs’ operations in China, restrictions or limitations on our ability to pay dividends outside of China, the delisting of our securities on Nasdaq and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—If we fail to maintain or renew existing licenses or to obtain additional licenses and permits necessary to conduct our operations in China pursuant to applicable laws and regulations from time to time governing our operations, we may be subject to limitations or uncertainties with respect to our business activities and render our operations non-compliant, and our business would be materially and adversely affected.” in the 2021 Annual Report.

 See “Risk Factors—Risks Related to Doing Business in China—The approval and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.”

Holding Company Structure and Contractual Arrangements with the VIE

We conduct our operations in China primarily through our PRC subsidiaries and the VIEs in China. Investors in our ADSs are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a holding company incorporated in the Cayman Islands. The chart below summarizes (i) our corporate structure including our principal subsidiaries and the VIEs and (ii) how cash is transferred within our corporate structure:

We conduct our operations in China through our PRC subsidiaries and the VIEs in China. We, through Puyi Consulting, or the WFOE, have entered into a series of contractual arrangements with the VIE and its nominee shareholders. These contractual arrangements enable us to:

●	receive the economic benefits that could potentially be significant to the VIE in consideration for the services provided by our subsidiaries;

●	exercise effective control over the VIE; and

●	hold an exclusive option to purchase all or part of the equity interests in the VIE when and to the extent permitted by PRC law.

These VIE agreements include exclusive technical and consulting services agreement, powers of attorney, equity interest pledge agreement, spousal consent letters and exclusive option agreement. Although the VIE agreements are drafted to provide us with the equivalent of control over our VIE, we do not have any direct equity interest in our VIE and these agreements are not equivalent to an direct equity ownership in the VIE’s businesses. Our control over Puyi Bohui as well as any benefits accrue to us from Puyi Bohui are limited to the conditions we met for consolidation of Puyi Bohui under US GAAP. Such conditions include the ability to control Puyi Bohui through (i) power to govern the activities that most significantly impact Puyi Bohui’s economic performance, (ii) the obligation to absorb losses of Puyi Bohui that could potentially be significant to Puyi Bohui, and (iii) the right to receive benefits from Puyi Bohui that could potentially be significant to Puyi Bohui. We are regarded as the primary beneficiary of Puyi Bohui, and Puyi Bohui is treated as our consolidated affiliated entity for accounting purpose. In addition, although these VIE agreements have been widely adopted by PRC companies seeking to list overseas, such agreements have not been tested in a court of law.

Pursuant to the exclusive technical and consulting services agreement, Puyi Consulting has the exclusive right to provide Puyi Bohui with comprehensive business support, technical and consulting services and other services in relation to the principal business during the term of this agreement utilizing its own advantages in management consulting and technology and information.

Mr. Yu Haifeng and Ms. Yang Yuanfen, shareholders of Puyi Bohui, each also executed a Power of Attorney to Puyi Consulting, pursuant to which both shareholders of Puyi Bohui irrevocably authorize and constitute Puyi Consulting as their attorney-in-fact to exercise on the shareholders’ behalf any and all rights that shareholders of Puyi Bohui have in respect of their equity interests in Puyi Bohui.

Pursuant to the equity interest pledge agreement, each of the shareholders of Puyi Bohui agreed to pledge all of his or her equity interest in Puyi Bohui to Puyi Consulting to secure the performance of Puyi Bohui’s obligations under the exclusive technical and consulting services agreement and any such agreements to be entered into in the future.

The spouses of the shareholders of Puyi Bohui have each signed a spousal consent letter irrevocably agreeing that the equity interest in Puyi Bohui held by them and registered in their names will be disposed of pursuant to the equity interest pledge agreement, the exclusive option agreement, and the powers of attorney.

Pursuant to the exclusive option agreement, the shareholders of Puyi Bohui irrevocably granted Puyi Consulting (or its designee) an irrevocable and exclusive option to purchase, to the extent permitted under PRC law, once or at multiple times, at any time, part or all of their equity interests in Puyi Bohui. For a summary of the material provisions of the contractual arrangements, please refer to “Item 4. Information on Our Group—C. Organizational Structure—Contractual Arrangements” in our 2021 Annual Report, which is incorporated by reference in this prospectus.

However, the contractual arrangements may not be as effective as direct equity ownership in providing us with control over the VIE, and we may incur substantial costs to enforce the terms of the arrangements. The legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability, as a Cayman Islands holding company, to enforce these contractual arrangements and doing so may be quite costly. There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of our Cayman Islands holding company with respect to its contractual arrangements with Puyi Bohui and its shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In addition, Mr. Yu Haifeng holds 99.04% of the equity interests in Puyi Bohui. Accordingly, the enforceability of the various contracts described above by our company against the VIE is dependent upon Mr. Yu Haifeng. If he fails to perform his obligations under the contractual arrangements, we could be unable to enforce the contractual arrangements that give us effective control over the VIE. If this happens, we would need to deconsolidate the VIEs. The majority of our assets, including the necessary licenses to conduct business in China are held by the VIEs and a significant part of our revenues are generated by the VIEs. An event that results in the deconsolidation of the VIEs would have a material effect on our operations and result in the value of the securities diminish substantially or even become worthless. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” in our 2021 Annual Report, which is incorporated by reference, and “Risk Factors—Risks Related to Our Corporate Structure” in this prospectus.

The typical structure of cash flows through our organization is as follows: (i) our WFOE, Puyi Enterprises Management Consulting Co., Ltd., receives funds from Puyi Inc. through either capital contributions or loans; (ii) our WFOE makes loans to the VIE, Chengdu Puyi Bohui Information Technology Co., Ltd.; (iii) the VIE receives funds generated from sales of products and/or services to third party customers as well as to Puyi Inc.; and (iv) the VIE pays service fees to our WFOE pursuant to the exclusive technical and consulting services agreement, and our WFOE transfers funds to Puyi Holdings (Hong Kong) Limited, which in turn transfers funds to Puyi Group Limited, and finally to Puyi Inc, all through distributions, dividends or repayment of shareholder loans. As of the date of this prospectus, none of our Mainland China and Hong Kong subsidiaries and VIEs has declared or paid any dividends or made any distributions to their respective holding companies, including Puyi Inc., nor does any of them have intention to do so. As of the date of this prospectus, Puyi Inc. has not declared any dividend and does not have a plan to declare a dividend to its shareholders.

Our subsidiaries and the VIEs conduct business transactions that include wealth management services and asset management services. The cash flows that have occurred between our subsidiaries and the VIEs are summarized as the following:

	For the year ended June 30,
	2019	2020	2021
	(RMB’000)
Cash paid by the VIEs to equity-owned subsidiary Puyi Consulting for consulting services	-	3,000	25,151
Cash paid by the VIEs to equity-owned subsidiary Puyi Dake for technical services	-	-	1,750
Cash paid by the VIEs to equity-owned subsidiary Puyi Consulting for office rental	-	-	1,596
Cash paid by equity-owned subsidiary Puyi Consulting to the VIEs for digital marketing and IT related services	4,000	58,814	18,162
Intercompany advances from equity owned subsidiaries to the VIEs	-	18,807	64,193
Repayment of intercompany advances by the VIEs	-	18,807	24,663
Intercompany advances from the VIEs to equity owned subsidiaries	174	263	252,272
Repayment of intercompany advances by equity owned subsidiaries	174	263	207,872

The cash flows occurred between our subsidiaries and our VIEs included the following: (1) cash received by our subsidiaries from the VIEs amounted to nil, RMB3.0 million and RMB25.2 million for the years ended June 30, 2019, 2020 and 2021, respectively, for the provision of consulting services; (2) cash received by our subsidiaries from the VIEs amounted to nil, nil and RMB1.8 million for the years ended June 30, 2019, 2020 and 2021, respectively, for the provision of technical services; (3) cash received by our subsidiaries from the VIEs amounted to nil, nil and RMB1.6 million for the years ended June 30, 2019, 2020 and 2021, respectively, for the provision of office rental; (4) cash received by the VIEs from our subsidiaries amounted to RMB4.0 million, RMB58.8 million and RMB18.2 million for the years ended June 30, 2019, 2020 and 2021, respectively, for the provision of digital marketing and IT related services; (5) cash received by the VIEs from our subsidiaries as inter-company advances amounted to nil, RMB18.8 million and RMB64.2 million for the years ended June 30, 2019, 2020 and 2021, respectively; (6) repayment of inter-company advances by the VIEs to our subsidiaries amounted to nil, RMB18.8 million and RMB24.7 million for the years ended June 30, 2019, 2020 and 2021, respectively; (7) cash received by our subsidiaries from the VIEs as inter-company advances amounted to RMB0.2 million, RMB0.3 million and RMB252.3 million for the years ended June 30, 2019, 2020 and 2021, respectively; (8) repayment of inter-company advances by our subsidiaries to the VIEs amounted to RMB0.2 million, RMB0.3 million and RMB207.9 million for the years ended June 30, 2019, 2020 and 2021, respectively.

Impact of Taxation on Dividends

Puyi Inc. is incorporated in the Cayman Islands and conduct businesses in China through its PRC subsidiaries and the VIEs. Under the current laws of the Cayman Islands, Puyi is not subject to tax on income or capital gains. In addition, upon payments of dividends to our shareholders, no Cayman Islands withholding tax will be imposed.

China’s Enterprise Income Tax Law (“EIT Law”) imposes a withholding income tax of 10% on dividends distributed by a Foreign Invested Enterprises (“FIE”) to its immediate holding company outside of Mainland China. A lower withholding income tax rate of 5% is applied if the FIE’s immediate holding company is registered in Hong Kong or other jurisdictions that have a tax treaty arrangement with Mainland China, subject to a qualification review at the time of the distribution. Therefore, Puyi Consulting is subject to PRC withholding income tax rate of 5% when distributing dividends or distributions to Puyi Holdings (Hong Kong) Limited. There is no incremental tax at Hong Kong subsidiary level for any dividend distribution to Puyi.

Our PRC subsidiaries and the VIEs are subject to the PRC EIT Law and regulations. Puyi Consulting, Puyi Bohui and Chongqing Fengyi are qualified for west development taxation preference and are subject to an EIT rate of 15%, which will expire on December 31, 2030. Shenzhen Puyi Zhongxiang Information Technology Co., Ltd. is qualified for Shenzhen Qianhai modern services cooperation district entity tax preference and is subject to an EIT rate of 15%, which will expire on December 31, 2025. Puyi Dake is qualified as small low-profit enterprise with estimated annual taxable income of less than RMB1 million and its annual applicable EIT rate is 5%, which will expire on December 31, 2022. Following the expiration of the preferential tax treatment as a small low-profit enterprise, Puyi Dake is also entitled to west development taxation preference of an EIT rate of 15%, which will expire on December 31, 2030. These preferential taxation polices enjoyed by our PRC subsidiaries and the VIEs are subject to extension at the sole discretion of the PRC government. Other PRC subsidiaries the VIEs are subject to a standard 25% EIT.

If our existing PRC subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our WFOE in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with the PRC accounting standards and regulations. Under the PRC law, each of our subsidiaries and VIEs in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, our subsidiaries and VIEs may allocate a portion of their after-tax profits based on the PRC accounting standards to discretionary surplus funds at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by our WFOE out of China is subject to examination by the banks designated by the State Administration of Foreign Exchange. Some of our PRC subsidiaries will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds. For restrictions and limitations on our ability to distribute earnings from our businesses, including subsidiaries and VIEs, to Puyi and investors as well as the ability to settle amounts owed under the VIE agreements, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currency into Renminbi may delay or prevent us from using any offshore cash we may have to make loans to our PRC subsidiary and variable interest entity or to make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business” and “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Government control of conversion of Renminbi into foreign currency may limit our ability to utilize our revenues effectively and affect the value of your investment” in our 2021 Annual Report, which is incorporated by reference in this prospectus.

Effect of Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCA Act, which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB is unable to inspect completely a foreign auditor that signs the company’s financial statements. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the company’s securities will be prohibited from trading on a national exchange. The U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act on June 22, 2021, which, if enacted, would decrease the number of non-inspection years from three years to two, thus reducing the time period before our ordinary shares and ADSs may be prohibited from trading or delisted. Due to a position taken by the CSRC, the PCAOB is prevented from fully inspecting auditing records and evaluating quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our ordinary shares and ADSs to lose confidence in our reported financial information and the quality of our financial statements. These developments could add uncertainties to our offering, including the possibility that the SEC may prohibit trading in our securities if the PCAOB cannot fully inspect or investigate our auditor and we fail to appoint a new auditor that is accessible to the PCAOB and that Nasdaq can delist our ADSs.

The PCAOB is currently able to conduct inspections on U.S. audit firms, like our auditor. Where audit workpapers are located in China, however, the PCAOB’s requests for workpapers are subject to approval by Chinese authorities including the CSRC. The audit workpapers for our and the VIEs’ operations are located in China. As a result, our investors may be deprived of the benefits of the PCAOB’s oversight of our auditor through such inspections. The PCAOB has not requested our auditor to provide it with copies of our and the VIEs’ audit workpapers and consequently, our auditor has not sought permission from PRC authorities to provide copies of these materials to the PCAOB.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA Act. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act. See “Our Company—Summary of Risk Factors—Risks Related to Doing Business in China—Trading in our securities may be prohibited under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The prohibition of trading of our ADSs, or the threat of their being prohibited from trading, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections” for more details in this prospectus.

The SEC plans to identify Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. Pursuant to the HFCA Act, the PCAOB has issued its report notifying the Commission of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. As of the date hereof, our auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCA Act Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect.

Summary of Risk Factors

Below please find a summary of the principal risks we, our subsidiaries and the VIEs face. For a detailed description of the risk factors we, our subsidiaries and the VIEs face, see “Item 3. Key Information—D. Risk Factors” in our 2021 Annual Report, which is incorporated by reference in this prospectus and “Risk Factors” in this prospectus.

Risks Related to Our Corporate Structure

We and the VIEs are also subject to risks and uncertainties related to our corporate structure, including, but not limited to, the following:

●	Puyi is a Cayman Islands holding company with no equity ownership in the VIEs and we conduct our operations in China primarily through (i) our PRC subsidiaries and (ii) the VIEs with which we have maintained contractual arrangements. Investors in our ADSs thus are not purchasing equity interest in our operating entities in China but instead are purchasing equity interest in a Cayman Islands holding company. If the PRC government finds that the agreements that establish the structure for operating our business in China do not comply with PRC laws and regulations, or if these regulations or the interpretation of existing regulations change in the future, we and the VIE could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company in the Cayman Islands, our PRC subsidiaries, the VIEs, and investors of Puyi face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIEs and, consequently, significantly affect the financial performance of the VIEs and our company as a whole;

●	We rely on contractual arrangements with the VIE and its shareholders for our business operations, and these contractual arrangements may not be as effective as direct ownership in providing us with control over the VIE. We rely on the performance by the VIE and its shareholders of their obligations under the contracts to exercise effective control over the VIE. The shareholders of the VIE may not act in the best interests of Puyi or may not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate certain portion of our business through the contractual arrangements with the VIE;

●	Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business. If the VIE or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC law;

●	The contractual arrangements we have entered into with the VIE and its shareholders, and any other arrangements and transactions among related parties that we currently have or will have in future, may be subject to scrutiny by the PRC tax authorities, which may determine that we owe additional taxes, which could substantially reduce our consolidated net income and the value of your investment; and

●	The shareholders of the VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition. The shareholders of the VIE may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE, which would have a material adverse effect on our ability to effectively control the VIE and receive economic benefits from it. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Risks Related to Doing Business in China

We, our subsidiaries and the VIEs face risks and uncertainties related to doing business in China in general, including, but not limited to, the following:

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in our operations and the value of our ADSs;

●	The approval and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and if so required, we cannot predict whether or how soon we will be able to obtain such approval. Any failure to obtain or delay in obtaining the requisite governmental approval for an offering, or a rescission of such approval, would subject us to sanctions imposed by the relevant PRC regulatory authority;

●	The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs. The Chinese government may intervene or influence our operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless;

●	Trading in our securities may be prohibited under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The prohibition of trading of our ADSs, or the threat of their being prohibited from trading, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections;

●	Governmental control of conversion of Renminbi into foreign currencies may limit our ability to utilize the revenues generated by our PRC subsidiaries and/or the VIEs effectively and affect the value of your investment;

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our WFOE to liability or penalties, limit our ability to inject capital into our WFOE, limit our WFOE’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us;

●	We may rely principally on dividends and other distributions on equity paid by our WFOE to fund any cash and financing requirements we may have, and any limitation on the ability of our WFOE to pay dividends to us could have a material adverse effect on our ability to conduct our business. The dividends we receive from our WFOE may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would likely have a material adverse effect on our financial condition and results of operations; and

●	PRC regulations regarding loans to and direct investment in PRC entities by offshore holding companies and governmental control of conversion of foreign currencies into Renminbi may delay or prevent us from using any offshore cash we may have to make loans to our WFOE and variable interest entity or to make additional capital contributions to our WFOE, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Risks Relating to Our Business and Industry

We, our subsidiaries and the VIEs are subject to risks and uncertainties related to our business and industry, including, but not limited to, the following:

●	The wealth management products that we distribute involve various risks, including default risks, interest risks, liquidity risks, and our failure to identify or fully appreciate such risks will negatively affect our reputation, client relationships, operations and prospects;

●	If we fail to maintain or renew existing licenses or to obtain additional licenses and permits necessary to conduct our operations in China pursuant to applicable laws and regulations from time to time, we may be subject to limitations or uncertainties with respect to our business activities and render our operations non-compliant, and our business would be materially and adversely affected;

●	We may not be able to continue to retain or expand our primary target client base of the affluent and emerging middle class population or maintain or increase the amount of investments made by our primary clients in the products we distribute;

●	If we are required to obtain ICP licenses for the operation of our online apps, we may not be able to offer relevant information and transaction processing services and our business and operations may be negatively affected;

●	If we fail to recruit and retain qualified seed clients and in-house financial advisors, our business could suffer;

●	A decline in the investment performance of products distributed or managed by us could negatively impact our revenues and profitability;

●	Any material decrease in the fee rates for our services may have an adverse effect on our revenues, cash flow and results of operations;

●	Our and the VIEs’ business is subject to complex and evolving Chinese laws and regulations regarding data privacy and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or declines in user growth or engagement, or otherwise harm our business; and

●	The global spread of COVID-19 pandemic could materially and adversely affect our business, financial condition and operating results.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in the 2021 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Securities Exchange Act of 1934, or the Exchange Act, and any risk factors and other information described in the applicable prospectus supplement before acquiring any of our securities. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

In addition to the risks described under “Risk Factors” in our 2021 Annual Report filed with the SEC, please note the following:

Risks Related to Our Corporate Structure

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in PRC laws and regulations or changes in interpretations thereof may materially and adversely affect our business.

Currently, we conduct our business activities primarily through the VIEs in China. Puyi Consulting has entered into contractual arrangements with the VIE and its respective shareholders, and such contractual arrangements enable us to exercise effective control over, receive substantially all of the economic benefits of, and have an exclusive option to purchase all or part of the equity interest and assets in the VIEs when and to the extent permitted by PRC law. Because of these contractual arrangements, for accounting purposes, we are the primary beneficiary of the VIEs in China and hence consolidate their financial results with ours as our variable interest entities under U.S. GAAP.

However, Puyi is a Cayman Islands holding company with no equity ownership in the VIEs and we conduct our operations in China through (i) our PRC subsidiaries and (ii) the VIEs with which we have maintained contractual arrangements. Investors in our ordinary shares or the ADSs thus are not purchasing equity interest in our VIEs in China but instead are purchasing equity interest in a Cayman Islands holding company. If the PRC government deems that our contractual arrangements with the VIE do not comply with the relevant PRC regulations, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we and the VIE could be subject to severe penalties or be forced to relinquish our interests in those operations. Our holding company in the Cayman Islands, the VIEs, and investors of Puyi face uncertainty about potential future actions by the PRC government that could affect the enforceability of the contractual arrangements with the VIE and, consequently, significantly affect the financial performance of the VIEs and our company as a group.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our and the VIEs’ businesses, or the enforcement and performance of our contractual arrangements with the VIE. These laws and regulations may be subject to change, and their official interpretation and enforcement may involve substantial uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. Due to the uncertainty and complexity of the regulatory environment, we cannot assure you that we and the VIEs will always be in full compliance with applicable laws and regulations, the violation of which may have an adverse effect on our and the VIEs’ businesses and our reputation.

Although we believe we, our PRC subsidiaries and the VIE are not in violation of current PRC laws and regulations, we cannot assure you that the PRC government would agree that our contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. The PRC government has broad discretion in determining rectifiable or punitive measures for non-compliance with or violations of PRC laws and regulations. The PRC government could disallow our VIE structure, which would likely result in a material change in our operations and/or value of our securities, including that it could cause the value of such securities to significantly decline or become worthless. If the PRC government deems that our contractual arrangements in relation to our variable interest entity do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change or are interpreted differently in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations. If the PRC government determines that we or the VIE do not comply with applicable law, it could revoke the VIEs’ business and operating licenses, require the VIEs to discontinue or restrict the VIEs’ operations, restrict the VIEs’ right to collect revenues, block the VIEs’ online apps and websites, require the VIEs to restructure our operations, impose additional conditions or requirements with which the VIEs may not be able to comply, impose restrictions on the VIEs’ business operations, or take other regulatory or enforcement actions against the VIEs that could be harmful to their business. Any of these or similar occurrences could significantly disrupt our or the VIEs’ business operations or restrict the VIEs from conducting a substantial portion of their business operations, which could materially and adversely affect the VIEs’ business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of any of the VIEs that most significantly impact its economic performance, and/or our failure to receive the economic benefits from the VIEs, we may not be able to consolidate the VIEs in our consolidated financial statements in accordance with U.S. GAAP. In addition, our shares may decline in value or become worthless if we are unable to assert our contractual control rights over the assets of our PRC subsidiaries that conduct a significant part of our operations.

Risks Related to Doing Business in China

The approval and/or other requirements of the CSRC or other PRC governmental authorities may be required in connection with an offering under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear. If a governmental approval is required, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the requisite governmental approval for an offering, or a rescission of such CSRC approval if obtained by us, may subject us to sanctions imposed by the relevant PRC regulatory authority, which could include fines and penalties on our and the VIEs’ operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

Our PRC legal counsel, has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval under the M&A Rules for an offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) we did not acquire any equity interests or assets of a “PRC domestic company” as such terms are defined under the M&A Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC governmental authorities, including the CSRC, would reach the same conclusion as our PRC legal counsel, and hence, we may face regulatory actions or other sanctions from them. Furthermore, relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down Illegal Securities Activities, which provided that the administration and supervision of overseas-listed China-based companies will be strengthened, and the special provisions of the State Council on overseas issuance and listing of shares by such companies will be revised, clarifying the responsibilities of domestic industry competent authorities and regulatory authorities. However, the Opinions on Strictly Cracking Down Illegal Securities Activities were only issued recently, leaving uncertainties regarding the interpretation and implementation of these opinions. It is possible that any new rules or regulations may impose additional requirements on us. In addition, on July 10, 2021, the CAC issued a revised draft of the Measures for Cybersecurity Review for public comments, according to which, among others, operators of “critical information infrastructure” or data processors holding over one million users’ personal information shall apply to the Cybersecurity Review Office for a cybersecurity review before any listing on a foreign stock exchange. It is uncertain when the final measures will be issued and take effect, how they will be enacted, interpreted or implemented, and whether they will affect us.

On December 24, 2021, the CSRC, together with the relevant PRC governmental authorities issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (the “Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations, among others, require that a PRC domestic enterprise, which seeks to issue follow-on offerings after an overseas listing, shall complete the relevant filing procedures and submit the relevant information to the CSRC. Therefore, we could be subject to the filing procedures and be required to submit the relevant information report to the CSRC after the Draft Overseas Listing Regulations become effective. Any failure of the filing and reporting requirements may subject the domestic enterprise to a warning or a fine of up to RMB 1 million. Furthermore, the controlling shareholder, actual controller, director, supervisor, or senior manager may be warned, or be fined up to RMB 5 million either individually or collectively. It is uncertain whether and when the Draft Overseas Listing Regulations will be adopted, and whether the final version will contain the same provisions as the Draft Overseas Listing Regulations. As advised by our PRC legal counsel, the Draft Overseas Listing Regulations were released for public comment only, and their provisions and anticipated adoption or effective dates may be subject to change and thus their interpretations and implementations remain substantially uncertain. We cannot predict the impact of the Draft Overseas Listing Regulations, if any, at this stage, and we will closely monitor and assess the statutory developments in this regard.

If it is determined in the future that CSRC approval or other procedural requirements are required to be met for and prior to an offering, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for an offering, or a rescission of any such approval, could subject us to sanctions by the relevant PRC governmental authorities, including fines and penalties on us, our PRC subsidiaries’ and the VIEs’ operations in China, restrictions or limitations on our ability to pay dividends outside of China, the delisting of our securities on Nasdaq and other forms of sanctions that may materially and adversely affect our business, financial condition, and results of operations.

In addition, we provide our services through two mobile apps—“Puyi Fund” (普益基金) and “i Financial Planner” (i理财师). According to the Provisions on the Administration of Mobile Internet Application Information Services (the “App Provisions”), issued by the CAC on June 28, 2016, any owner or operator providing information services through a mobile internet application, or an “app,” must obtain the relevant qualification(s) as required by the relevant laws and regulations. The App Provisions, however, do not further clarify the scope of “information services,” nor do they specify what “relevant qualification(s)” that an mobile app owner or operator must obtain. In practice, operational activities of a company conducted through an app is subject to the supervision of the local counterparty of the Information Communications Administration, which has different polices on the operational activities conducted through websites and those through mobile apps. In many cases, companies providing information services through standalone mobile apps without any web-based online services are not required to obtain ICP licenses. However, the interpretation and enforcement of such laws and regulations are subject to substantial discretion of the local authorities. Although we currently do not hold any ICP license, we cannot rule out the possibility that the local counterparty of the Information Communications Administration would take the view that our current information services and transaction processing services provided through mobile apps would require an ICP license or that, without such license, we would be prohibited from rendering such services.

The governmental authorities may impose restrictions and penalties on our operations in China, such as the suspension of our apps and services, revocation of our licenses, or shutting down part or all of our operations, limit our ability to pay dividends outside of China, delay or restrict the repatriation of the proceeds from an offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The PRC governmental authorities may also take actions requiring us, or making it advisable for us, to halt an offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the PRC governmental authorities later promulgate new rules or explanations requiring that we obtain their approvals for filings, registrations or other kinds of authorizations for an offering, we cannot assure you that we can obtain the approval, authorizations, or complete required procedures or other requirements in a timely manner, or at all, or obtain a waiver of the requisite requirements if and when procedures are established to obtain such a waiver.

Trading in our securities may be prohibited under the HFCA Act if the PCAOB is unable to adequately inspect audit documentation located in China. The prohibition of trading of our ADSs, or the threat of their being prohibited from trading, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct adequate inspections deprives our investors with the benefits of such inspections.

The HFCA Act, was enacted on December 18, 2020. The HFCA Act states if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years, the SEC shall prohibit our shares or ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the U.S.

Our auditor, the independent registered public accounting firm that issues the audit report included in our 2021 Annual Report incorporated by reference in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is headquartered in Manhattan, New York, and has been inspected by the PCAOB on a regular basis with the last inspection in 2018 and an ongoing inspection that started in November 2020. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of our auditor to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. The PCAOB is currently able to conduct inspections of U.S. audit firms where audit workpapers are located in China, however, PCAOB’s requests for workpapers are subject to approval by Chinese authorities. The audit workpapers for our and the VIEs’ operations are located in China. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditor through such inspections. The PCAOB has not requested our auditor to provide it with copies of our and the VIEs’ audit workpapers and consequently our auditor has not sought permission from PRC authorities to provide copies of these materials to the PCAOB. If our auditor is not permitted to provide requested audit work papers located in China to the PCAOB, investors would be deprived of the benefits of PCAOB’s oversight of our auditor through such inspections.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. In May 2021, the PCAOB issued for public comment a proposed rule related to the PCAOB’s responsibilities under the HFCA Act, which, according to the PCAOB, would establish a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The proposed rule was adopted by the PCAOB in September 2021, and was approved by the SEC to become effective in November 2021.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would decrease the number of consecutive non-inspection years from three years to two, thus reducing the time period before our securities may be prohibited from trading or delisting.

The SEC adopted final amendments to its rules implementing the HFCA Act on December 2, 2021 with respect to how to implement other requirements of the HFCA Act, including establishing the procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” and (ii) prohibiting trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act.

The SEC plans to identify Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer will be required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended December 31, 2021, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended December 31, 2022. Pursuant to the HFCA Act, the PCAOB has issued its report notifying the Commission of its determination that it is unable to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong. As of the date hereof, our auditor, Marcum Bernstein & Pinchuk LLP, is not among the auditor firms listed on the HFCA Act Determination List, which list notes all of the auditor firms that the PCAOB is not able to inspect.

The PCAOB’s inability to conduct inspections in China prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the CSRC and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB in the PRC or by the CSRC or the PRC Ministry of Finance in the United States. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges.

Should the PCAOB be unable to fully conduct inspections of our auditor’s workpapers in China, it will make it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. Investors may consequently lose confidence in our reported financial information and the quality of our financial statements, which would materially and adversely affect the value of and your investment in our ADSs.

The PRC government’s significant oversight over our business operation could result in a material adverse change in our operations and the value of our ADSs.

We conduct our business in China primarily through our PRC subsidiaries and the VIEs in China. Our operations in China are governed by PRC laws and regulations. The PRC government has significant oversight over the conduct of our business, and it regulates and may intervene our operations, which could result in a material adverse change in our operation and/or the value of our ADSs. Also, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors. In addition, implementation of industry-wide regulations directly targeting our operations could cause our securities to significantly decline in value or become worthless. Therefore, investors of Puyi face potential uncertainty from actions taken by the PRC government affecting our business.

Risks Related to Our Business and Industry

Our business is subject to complex and evolving Chinese laws and regulations regarding data privacy and cybersecurity. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to our business practices, increased cost of operations, damages to our reputation and brand, or otherwise harm our business.

In the PRC, governmental authorities have enacted a series of laws and regulations to enhance the protection of data privacy and cybersecurity. The Cybersecurity Law of the PRC and relevant regulations require network operators, which may include us, to ensure the security and stability of the services provided via network and protect individual privacy and the security of personal data in general by requiring the consent of internet users prior to the collection, use or disclosure of their personal data. Under the Cybersecurity Law, the owners and administrators of networks and network service providers have various personal information security protection obligations, including restrictions on the collection and use of personal information of users, and they are required to take steps to prevent personal data from being divulged, stolen, or tampered with. Regulatory requirements regarding the protection of personal information are constantly evolving and can be subject to differing interpretations or significant changes, making the extent of our responsibilities in that regard uncertain. An example of such evolving regulatory requirements is the Measures for Cybersecurity Review (Revised Draft for Comments), which was released for public comments on July 10, 2021. The draft measures, among others, stipulate that if an operator possesses personal information of over one million users and intends to be listed in a foreign jurisdiction, it must undergo the cybersecurity review by the CAC. The cybersecurity review, among others, will evaluate the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to the cybersecurity review if the CAC concerns or they potentially pose risks to national security. Our PRC counsel is of the view that we are not subject to the cybersecurity review by the CAC, since (i) the cybersecurity review is not applicable to further equity or debt offerings by companies that have completed their initial public offerings in the United States; (ii) data processed in our business does not have a bearing on national security and may not be classified as core or important data by the PRC governmental authorities. However, we cannot assure you that the PRC governmental authorities will not hold opposing views or interpretations regarding the applicability of the cybersecurity review to us. As of the date of this prospectus, we have not been identified as an “operator of critical information infrastructure” by any PRC governmental authority, nor have we been informed by any PRC governmental authority to undergo a cybersecurity review for this offering. It is uncertain whether and when the draft Measures for Cybersecurity Review will be adopted, and if the adopted version will contain the same provisions as the draft measures.

In addition, the Data Security Law of the People’s Republic of China (the “Data Security Law”) was promulgated by the Standing Committee of the National People’s Congress of China (the “SCNPC”) on June 10, 2021 and took effect on September 1, 2021. Further, the CAC released the Measures for the Security Assessment of Cross-Border Data (Revised Draft for Comments) on October 29, 2021, which specifies the government security review procedure for the transfer of a wide range of data out of the territory of China. The draft measures for the first time clarify the threshold for being treated as a massive personal information processor to be—(i) personal information processors holding over one million users which transfer personal information out of the territory of China, or (ii) personal information processor which transfers accumulatively personal information of more than 100,000 users out of the territory of China or accumulatively sensitive personal information of more than 10,000 users out of the territory of China. Massive personal information processors would be required to apply for CAC’s security review of cross-border data transfer with the provincial cyberspace administration. Before personal information processors can transfer data out of the territory of China, they are required to conduct an internal risk assessment, regardless of whether they are subject to the CAC security review. It is uncertain whether and when the draft Measures for the Security Assessment of Cross-Border Data will be adopted, and if the adopted version will contain the same provisions as the draft measures. On November 14, 2021, the CAC released the Regulations on Cyber Data Security Management (Draft for Comments), or the draft regulations, which shall apply to the processing of personal and organizational data out of the territory of China, under the following circumstances: (i) for the purpose of providing products or services in the PRC; (ii) conducting analysis and evaluation of domestic individuals and organizations; (iii) processing of important domestic data; or (iv) other circumstances provided by laws and administrative regulations. The draft regulations classify data into three categories–general data, important data and core data. Data processors that transfer data collected and generated in the PRC outside of the territory of China are required to prepare a data security assessment report to the local cyberspace administration if (i) the data to be transmitted outside of the territory of China include important data, (ii) critical information technology infrastructure operators and data processors holding over one million users that transfer data outside the territory of China, or (iii) other circumstances that the CAC deems necessary. Meanwhile, a data processor that transfers personal information and important data out of the territory of China shall report to the local cyberspace administration of the followings in the past calendar year: (i) the identities and contact information of all data receivers, (ii) the types, quantities and purposes of the transmitted data, (iii) the locations and periods of storage as well as the scope and method of use of the transmitted data, (iv) user complaints and the corresponding treatments related to the transmitted data, (v) violation of data security and the corresponding treatments related to the transmitted data, (vi) the re-transmission of the transmitted data, and (vii) other circumstances that the CAC deems necessary. A maximum of RMB10 million can be imposed on data processor that is in violation of the draft regulations. It is uncertain whether and when the draft regulations will be adopted, and whether the final version will contain the same provisions as the draft regulations.

On August 20, 2021, the SCNPC also promulgated the Personal Information Protection Law, which integrates the scattered rules with respect to personal information rights and privacy protection and took effect on November 1, 2021. Our mobile apps and “mini programs” in WeChat require users’ consent and acknowledgement when we collect user personal information and sensitive personal information that are necessary to provide the corresponding services. Without the consent of users, we do not collect any sensitive personal information or other excessive personal information that is not related to the corresponding services. We update our privacy policies from time to time to meet the latest regulatory requirements of the CAC and other authorities and adopt technical measures to protect data and ensure cybersecurity in a systematic way. Nonetheless, the Personal Information Protection Law raises the protection requirements for processing personal information, and many specific requirements of the Personal Information Protection Law remain to be clarified by the CAC, other regulatory authorities, and courts in practice. We may be required to make further adjustments to our business practices to comply with the personal information protection laws and regulations.

The Data Security Law, the Personal Information Protection Law and the Cybersecurity Law, together with other relevant regulations, are promulgated to jointly regulate China’s online spheres in relation to personal information cybersecurity protection. There remains uncertainties regarding the further interpretation and implementation of those laws and regulations. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, we cannot assure you that we will be compliant with such new laws, regulations and obligations in all respects, and we may be ordered to rectify and terminate any actions that are deemed non-compliant by the regulatory authorities and become subject to fines and other sanctions. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect.

In order for us to maintain or achieve compliance with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements may impose significant burdens and costs on our operations or require us to alter our business practices. While we strive to protect our users’ privacy and data security and to comply with data protection laws and regulations applicable to us, however, we cannot assure that our existing user information protection system and technical measures will be considered sufficient under all applicable laws and regulations in all respects. Any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators, governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us—regulatory, civil or otherwise—could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Our business operations could be adversely affected if the existing or future laws and regulations are interpreted or implemented in a manner that is inconsistent with our current business practices or requires changes to these practices.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes and to advance our commercial operations. Particularly, we may use the net proceeds towards capital expenditures, possible acquisitions of or investment in complementary businesses, extensions of credit to our subsidiaries, and the repayment of indebtedness. Proceeds may also be used at our discretion for specific purposes described in any prospectus supplement. Pending these uses, we intend to invest the net proceeds primarily in bank deposits.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we may have upon completion of an offering or offerings. Accordingly, we will retain broad discretion over the use of these proceeds.

CAPITALIZATION AND INDEBTEDNESS

Our capitalization and indebtedness will be set forth in the applicable prospectus supplement(s) to this prospectus or in a report subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF SHARE CAPITAL

Overview

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our amended and restated memorandum and articles of association, as amended and restated from time to time, the Companies Act of the Cayman Islands, which is referred to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, we have an authorized share capital of US$2,000,000 divided into 2,000,000,000 ordinary shares, par value of US$0.001 each, of which 90,472,014 ordinary shares are outstanding.

The following are summaries of material provisions of our amended and restated memorandum and articles of association, as adopted by our shareholders by special resolution, as well as the Companies Act insofar as they relate to the material terms of our ordinary shares.

Registered Office and Objects

The registered office of our company is at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands, or at such other place within the Cayman Islands as our board of directors may decide.

Board of Directors

See “Item 6. Directors, Senior Management and Employees—C. Board Practices” in our 2021 Annual Report, which item is incorporated by reference in this prospectus.

Ordinary Shares

Objects of Our Company. Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

General. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Fractional Shares. Under the terms of our amended and restated memorandum and articles of association, the directors of the Company may issue fractions of an ordinary share and, if so issued, a fraction of an ordinary shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole share. If more than one fraction of an ordinary share is issued to or acquired by the same shareholder such fractions shall be accumulated.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Under the laws of the Cayman Islands, our company may declare and pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman.

A quorum required for a meeting of shareholders consists of one or more shareholders holding not less than one-third of all paid up voting share capital of our company present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Advance notice of at least ten calendar days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting. A special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding shares at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes that will affect the rights, preferences, privileges or powers of the preferred shareholders.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we shall in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by the chairman or a majority of our board of directors. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to all of our shares in issue and entitled to vote.

The Companies Act provides shareholders with only limited rights to require a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that upon the requisition of shareholders representing in aggregate not less than one-third of the votes attaching to the outstanding shares of our company entitled to vote at general meetings, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in writing, and shall be executed by or on behalf of the transferor, and if the directors so require, signed by the transferee.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

●	a fee of such maximum sum as the NASDAQ may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NASDAQ, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors, or by the shareholders by ordinary resolutions. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares (unless otherwise provided by the terms of issue of the shares of that class), whether or not our company is being wound-up, may be varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of the class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares. Our amended and restated memorandum of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as an exempted limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Differences in Corporate Law

The Companies Act is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least 90% of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liabilities. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, registers and delivers the ADSs. Two ADSs represent ownership of three ordinary shares (with each ADS representing 1.5 ordinary shares), deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs are administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

We do not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, do not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary is the holder of the ordinary shares underlying your ADSs. As a holder of ADSs, you have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See “—Jurisdiction and Arbitration.”

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find Additional Information.”

Holding the ADSs

How do you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs are issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our ordinary shares) set by the depositary with respect to the ADSs.

●	Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

●	Shares. For any ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

●	Elective Distributions in Cash or Shares. If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares.

●	Rights to Purchase Additional Shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash.

The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for ordinary shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of ordinary shares or be able to exercise such rights.

●	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit ordinary shares or evidence of rights to receive ordinary shares with the custodian. Fractional ADSs will not be issued and, accordingly, Shares may only be deposited in such numbers as will result in a whole number of ADSs being issued. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for ordinary shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the ordinary shares, including fractional shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities. Fractional shares will be voted in accordance with our memorandum and articles of association, which provide that fractional shares carry the corresponding fraction of voting rights, as described in the section entitled “Description of Share Capital—Ordinary Shares—Fractional Shares.” Otherwise, you could exercise your right to vote directly if you withdraw the ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the ordinary shares.

If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the ordinary shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given to the depositary or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our memorandum and articles of association, to vote or to have its agents vote the ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the ordinary shares.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our ordinary shares.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the ordinary shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our memorandum and articles of association, any resolutions of our Board of Directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of the Cayman Islands, our memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the NASDAQ and any other stock exchange on which the ordinary shares are, or will be, registered, traded or listed or our memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you are required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service		Fees
●	To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to $0.05 per ADS issued
●	Cancellation of ADSs, including the case of termination of the deposit agreement	Up to $0.05 per ADS cancelled
●	Distribution of cash dividends	Up to $0.05 per ADS held
●	Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to $0.05 per ADS held
●	Distribution of ADSs pursuant to exercise of rights	Up to $0.05 per ADS held
●	Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to $0.05 per ADS held
●	Depositary services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank.

As an ADS holder, you are also responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

●	Fees for the transfer and registration of ordinary shares charged by the registrar and transfer agent for the ordinary shares in the Cayman Islands (i.e., upon deposit and withdrawal of ordinary shares).

●	Expenses incurred for converting foreign currency into U.S. dollars.

●	Expenses for cable, telex and fax transmissions and for delivery of securities.

●	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when ordinary shares are deposited or withdrawn from deposit).

●	Fees and expenses incurred in connection with the delivery or servicing of ordinary shares on deposit.

●	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to ordinary shares, deposited securities, ADSs and ADRs.

●	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary may make payments to us or reimburse us for certain costs and expenses, by making available a portion of the ADS fees collected in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Payment of Taxes

You are responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.

Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

Distribute securities on the ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

The depositary maintains ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary maintains facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

●	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

●	are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

●	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or provisions of or governing deposited securities;

●	are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

●	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

●	are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

●	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

●	disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

●	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, ordinary shares or deposited securities, or (v) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary has the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal courts.

Jury Trial Waiver

The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable law.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

●	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

●	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

●	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying ordinary shares at any time except:

●	when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

●	when you owe money to pay fees, taxes and similar charges;

●	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities, or

●	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

●	for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

The depositary shall not knowingly accept for deposit under the deposit agreement any ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such ordinary shares.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, shall apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

DESCRIPTION OF PREFERRED SHARES

The particular terms of each issue or series of preferred shares will be described in the applicable prospectus supplement. This description will include, where applicable, a description of:

●	the title and nominal value of the preferred shares;

●	the number of preferred shares we are offering;

●	the liquidation preference per preferred share, if any;

●	the issue price per preferred share (or if applicable, the calculation formula of the issue price per preferred share);

●	whether preferential subscription rights will be issued to existing shareholders;

●	the dividend rate per preferred share, dividend period and payment dates and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

●	the relative ranking and preferences of the preferred shares as to dividend rights (preferred dividend if any) and rights if we liquidate, dissolve or wind up the Company;

●	the procedures for any auction and remarketing, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred shares on any securities exchange or market;

●	whether the preferred shares will be convertible into our ordinary shares (including in the form of ADSs) or preferred shares of another category, and, if applicable, conditions of an automatic conversion into ordinary shares (including in the form of ADSs), if any, the conversion period, the conversion price, or how such price will be calculated, and under what circumstances it may be adjusted;

●	voting rights, if any, of the preferred shares;

●	preemption rights, if any;

●	other restrictions on transfer, sale or assignment, if any;

●	a discussion of any material or special Cayman Islands or United States federal income tax considerations applicable to the preferred shares;

●	any limitations on issuances of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares being issued as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any rights attached to the preferred shares regarding the corporate governance of our company, which may include, for example representation rights to the board of directors; and

●	any other specific terms, rights, preferences, privileges, qualifications or restrictions of the preferred shares.

Our board of directors may cause us to issue from time to time, out of our authorized but unissued share capital, series of preferred shares in their absolute discretion and without approval of the shareholders; provided, however, before any preferred shares of any such series are issued, our board of directors shall by resolution of directors determine, with respect to any series of preferred shares, the terms and rights of that series.

When we issue preferred shares under this prospectus and the applicable prospectus supplement, the shares will be fully paid and non-assessable and will not have, or be subject to, any pre-emptive or similar rights.

The issuance of preferred shares could adversely affect the voting power of holders of ordinary shares and ADSs and reduce the likelihood that holders of ordinary shares and ADSs will receive dividend payments and payments upon liquidation. The issuance could have the effect of decreasing the market price of our ADSs. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of our company.

DESCRIPTION OF WARRANTS

The following summary of certain provisions of the warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of such warrants.

General

We may issue warrants to purchase ordinary shares, including ordinary shares represented by ADSs. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

●	the title of such warrants;

●	the aggregate number of such warrants;

●	the price or prices at which such warrants will be issued and exercised;

●	the currency or currencies in which the price of such warrants will be payable;

●	the securities purchasable upon exercise of such warrants;

●	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

●	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

●	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

●	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

●	information with respect to book-entry procedures, if any;

●	any material Cayman Islands or United States federal income tax consequences;

●	the antidilution provisions of the warrants, if any; and

any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an Indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our ordinary shares, preferred shares or other securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary of certain provisions of the subscription rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the subscription rights that will be filed with the SEC in connection with the offering of such subscription rights.

General

We may issue subscription rights to purchase ordinary shares, including ordinary shares represented by ADSs. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering, we will distribute certificates evidencing the subscription rights and a prospectus supplement on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

●	the title of such subscription rights;

●	the securities for which such subscription rights are exercisable;

●	the exercise price for such subscription rights;

●	the number of such subscription rights issued;

●	the extent to which such subscription rights are transferable;

●	if applicable, a discussion of the material Cayman Islands or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities;

●	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering; and

●	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of securities at such exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the ordinary shares purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following summary of certain provisions of the units does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate evidencing the units that will be filed with the SEC in connection with the offering of such units.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any unit agreement under which the units will be issued;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	whether the units will be issued in fully registered or global form.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, all of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

ETR Law Firm, our counsel as to PRC law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Our PRC counsel has advised us that the recognition and enforcement of foreign judgments are regulated by the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. ETR Law Firm has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or social public interest.

We have been advised by Walkers (Hong Kong), our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. Walkers (Hong Kong) has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment in personam obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (i) is given by a competent foreign court with jurisdiction to give the judgment, (ii) imposes a specific positive obligation on the judgment debtor (such as an obligation to pay a liquidated sum or perform a specified obligation), (iii) is final and conclusive, (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws of the United States will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement(s) relating to the offering of those securities.

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

●	through agents;

●	to dealers or underwriters for resale;

●	through put or call option transactions relating to the securities;

●	through broker-dealers (acting as agent or principal);

●	directly to purchasers;

●	through any other method permitted pursuant to applicable law; or

●	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or any dealers acting for or on behalf of us may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices;

●	at varying prices determined at the time of sale; or

●	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

●	the aggregate amount of securities covered by this prospectus being offered and the terms of the offering;

●	any underwriter, dealers or agents;

●	their compensation;

●	the net proceeds to us;

●	the purchase price of the securities;

●	the initial public offering price of the securities; and

●	any exchange on which the securities will be listed.

In order to comply with the securities laws of certain jurisdictions, if applicable, the securities sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any securities that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us, the selling securityholders and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will offer and sell our securities to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of the securities offered through this prospectus, we will sell the securities to them as principals, unless we otherwise indicate in the prospectus supplement. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize underwriters, dealers or agents to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General information

Agents, underwriters and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

LEGAL MATTERS

We are being represented by Sidley Austin with respect to certain legal matters of United States federal securities and New York state law. Certain legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong). Certain legal matters as to PRC law will be passed upon for us by ETR Law Firm. Sidley Austin may rely upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law, and upon ETR Law Firm with respect to matters governed by PRC law.

If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements as of June 30, 2021 and 2020 and for each of the three years in the period ended June 30, 2021, incorporated by reference in this prospectus, have been audited by Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein (which reports express an unqualified opinion on the financial statements as of June 30, 2021 and 2020 and for each of the three years in the period ended June 30, 2021). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The registered business address of Marcum Bernstein & Pinchuk LLP is located at 7 Penn Plaza, Suite 830, New York, New York 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we furnish the depositary with our annual reports, which include a review of operations and annual audited consolidated financial statements prepared in conformity with accounting principles generally accepted in the United States, or U.S. GAAP, and all notices of shareholders’ meetings, and other reports and communications that are made generally available to our shareholders. The depositary makes such notices, reports and communications available to holders of our ADSs and, upon our request, will mail to all record holders of our ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

We have not incorporated by reference into this prospectus the information included on or linked from our website, and you should not consider it to be part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for actions, proceedings, charges, liabilities, losses, damages, costs and expenses incurred in their capacities as such unless by reason of dishonesty, willful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS

See Exhibit Index beginning on page II-3 of this registration statement.

ITEM 10. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Form F-3.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act , each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the U.S. SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended, or the Act, in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

INDEX TO EXHIBITS

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

4.1	Registrant’s Specimen Share Certificate for ordinary shares (incorporated herein by reference to Exhibit 4.1 to the Form F-1, as amended, initially filed on November 21, 2018 (File No.333-228510))

4.2	Deposit Agreement, among the Registrant, the Depositary and Beneficial Owners of the American Depositary Receipts dated March 27, 2019 (incorporated herein by reference to Exhibit 2.5 to the Form 20-F, as amended, initially filed on October 14, 2019 (File No.001-38813))

4.3	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.2)

4.4*	Registrant’s Specimen Certificate for Preferred Shares

4.5*	Form of Warrant Agreement (including Warrant Certificate)

4.6*	Form of Indentures (including form of Debt Securities Certificate)

4.7*	Form of Subscription Right Agreement (including form of Right Certificate)

4.8*	Form of Unit Agreement (including form of Unit Certificate)

5.1	Opinion of Walkers (Hong Kong) regarding the validity of the securities

8.1	Opinion of Walkers (Hong Kong) regarding certain Cayman Islands legal matters (included in Exhibit 5.1)

8.2	Opinion of ETR Law Firm regarding certain PRC legal matters

23.1	Consent of Marcum Bernstein & Pinchuk LLP, an independent registered public accounting firm

23.2	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

23.3	Consent of ETR Law Firm (included in Exhibit 8.2)

24.1	Powers of Attorney (included as part of signature page)

25.1**	The Statement of Eligibility on Form T-1 of the Trustee under the Indenture

*	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed or furnished under the Exchange Act and incorporated by reference.

**	The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture will be incorporated herein by reference from a subsequent filing under the electronic form type "305B2" in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Guangzhou, People's Republic of China, on January 27, 2022

Puyi Inc.

By:	/s/ Ren Yong
Name:	Ren Yong
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mr. Ren Yong and Mr. Hu Anlin, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement on Form F-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yu Haifeng	Director and Chairman of the board	January 27, 2022
Name: Yu Haifeng

/s/ Ren Yong	Chief Executive Officer	January 27, 2022
Name: Ren Yong

/s/ Hu Anlin	Director, Chief Financial Officer and Vice President	January 27, 2022
Name: Hu Anlin

/s/ Hu Yinan	Director	January 27, 2022
Name: Hu Yinan

/s/ Luo Jidong	Independent Director	January 27, 2022
Name: Luo Jidong

/s/ Zhang Jianjun	Independent Director	January 27, 2022
Name: Zhang Jianjun

/s/ Zhai Lihong	Independent Director	January 27, 2022
Name: Zhai Lihong

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Puyi Inc., has signed this registration statement or amendment thereto in New York, New York, on January 27, 2022.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.